Exhibit 3.4
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF RESTATED CERTIFICATE OF INCORPORATION
OF CLEVELAND BIOLABS, INC.

I, the undersigned, being the officer designated by the board of directors to execute this Certificate of Amendment to the Restated Certificate of Incorporation of Cleveland BioLabs, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware do hereby certify:

FIRST:     That at a meeting of the Board of Directors of Cleveland BioLabs, Inc. resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation, as amended, of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof.

The text of the Restated Certificate of Incorporation, as amended, is hereby amended as follows:

1.    Paragraph (c) of ARTICLE SEVENTH of the Restated Certificate of Incorporation, as amended, is hereby amended and restated in its entirety to read as follows:

“Any vacancy on the Board that results from an increase in the number of directors may be filled by a majority of the Board then in office, provided that a quorum is present, and any other vacancy occurring on the Board may be filled by a majority of the Board then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy shall hold office for a term that shall coincide with the remaining term of the other directors. Any director or the entire Board may be removed from office at any time, with or without cause, only by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote in connection with the election of directors.”

2.    Paragraph (c) of ARTICLE NINTH of the Restated Certificate of Incorporation, as amended, is hereby amended and restated in its entirety to read as follows:

“Unless otherwise required by law, special meetings of stockholders, for any purpose or purposes, may be called by (i) the Chairman of the Board, if there be one, (ii) the Board or (iii) any holder or holders of 10% or more of the outstanding voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote in connection with the election of directors.”

3.    The Restated Certificate of Incorporation, as amended, is hereby amended by adding the following new ARTICLE FOURTEENTH to read as follows:

“FOURTEENTH:

The Corporation shall not be governed by or subject to Section 203 of the Delaware General Corporation Law.”

SECOND: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware. The foregoing amendments shall be effective upon filing with the Secretary of State of the State of Delaware.

[Signature Page Follows.]

[Signature Page to Certificate of Amendment]
IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 20th day of April, 2016.

By: /s/ Yakov Kogan
Name:    Yakov Kogan
Title:    Chief Executive Officer